Exhibit 10.2

May 16, 2025

Dear Shirley,

I am pleased to offer you the position of Senior Vice President of Customer Success on a Regular, Full-time basis, reporting to me (Mike Plisinski) in our Milpitas, CA location. Your start date is projected to be June 16th, 2025; however, it may be later as it is subject to the conditions set forth herein.

Your total rewards package includes the following:

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Your starting salary will be $16,730.77 per pay period subject to required withholding and deductions, which when annualized is $435,000.00.
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You will be eligible to participate in the Company’s Key Executive Incentive Plan with a cash bonus target of 75% of your base salary, the terms of which will be approved by the Compensation Committee of the Board of Directors. You will be eligible for the full 2025 plan year incentive. Incentive compensation is based on the achievement of both corporate and personal objectives.

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Subject to the terms and conditions of the Onto Innovation 2020 Stock Plan and the approval of the Compensation Committee of the Board of Directors, you will receive a one-time, sign-on Restricted Stock Unit (“RSU”) grant with a value of $1,350,000.00, which will vest in equal installments over 3 years.
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As a senior executive your participation in the Key Executive Incentive Compensation Plan includes an annual equity grant. These grants are typically made in the March timeframe and though not guaranteed, we’d expect a grant with a value of approximately $800,000.00 to be extended to you, subject to the annual approval of the Compensation Committee. These grants are awarded as follows: 50% are time-based, vesting in equal installments over 3 years, and 50% are performance based, contingent on Onto Innovation’s stock performance as compared with the SOXX index as of the 2- and 3-year anniversaries of the grant date. All annual grants are subject to the terms of the Onto Innovation 2020 Stock Plan. You will be eligible for your first equity grant in FY 2025

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Executive benefits also include:
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Reimbursement for tax preparation services
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Norton/LifeLock advanced Executive Privacy Support
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Annual airline club membership

Onto Innovation, Inc. has an excellent benefits program including Health, Dental, Vision, Life and Short and Long-Term Disability insurance coverage. Onto Innovation, Inc. will pay a portion of the cost of your insurance coverage and a portion of your dependents’ coverage in accordance with the terms of the applicable benefit plans. Onto Innovation, Inc. may modify benefits from time to time at its sole discretion.

This offer is a result of your individual skills and talent and not for any trade secrets or proprietary information, you may have gained elsewhere. Please do not bring any confidential materials belonging to third parties to Onto Innovation, Inc. Just as Onto Innovation, Inc. protects its own confidential information, we respect the confidential information of others.

This offer of employment is conditioned upon:

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Satisfactory results of a criminal/educational background check and professional references.
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Execution of our Confidentiality Agreement
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Providing verification of your eligibility for employment in the United States. Your continued employment is conditioned upon your continued authorization to work in the United States.
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Receipt of final Board approval

Onto Innovation is an at-will employer, which means that either you or Onto Innovation has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason.

As this offer pertains to a role in a public company, we would remind you that your acceptance of this role is considered material non-public information. Please do not share this information with your former employer, colleagues, friends and/or family members, except to the extent that they are aware of the confidential nature of this information and have agreed to keep it in strict confidence, until the information is no longer considered material non-public information.

This offer, together with the Onto Innovation Confidentiality Agreement, is the full and complete statement of the parties’ understanding, and supersedes any other communication, whether verbal or written, regarding your employment. At-will employment status can only be modified by a written statement signed by you and an Officer of Onto Innovation (or authorized delegate). The offer is valid until May 21st , 2025.

Please acknowledge your acceptance of this offer by signing below.

Shirley, we are confident that your experience, leadership, and vision will be a tremendous asset to the organization. The team and I are excited to collaborate towards our mutual growth and success!

Sincerely,

/s/ Michael P. Plisinski

Michael Plisinski CEO

Onto Innovation

Signature: /s/ Shirley Chen